                                                                EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

FIRST GUARANTY BANCSHARES, INC.

And

DOUGLASS BANCORP, INC., DOUGLASS NATIONAL BANK

AND

FANNIE MAE

DATED AS OF JULY 31, 2007

TABLE OF CONTENTS
                                                        Page

Article I. CERTAIN DEFINITIONS...1
Section 1.01    Certain Definitions...1
Article II. SALE AND TRANSFER OF SHARES; CLOSING......................................................................................................................................................................................................7
Section 2.01    Shares...7
Section 2.02    Purchase Price...7
Section 2.03    Stock Options...7
Section 2.04    Closing; Closing Date...7
Article III. REPRESENTATIONS AND WARRANTIES OF DOUGLASS AND SELLER BANK ........................................................................................................................................8
Section 3.01    Disclosure Letter. ...8
Section 3.02    Organization. ...8
Section 3.03    Capitalization...9
Section 3.04    Authority; No Violation. ...10
Section 3.05    Consents...10
Section 3.06    Required Vote...10
Section 3.07    Financial Statements...10
Section 3.08    Absence of Certain Changes or Events...............................................................................................................................................................................................11
Section 3.09    Taxes. ...11
Section 3.10    Material Contracts; Leases; Defaults...................................................................................................................................................................................................13
Section 3.11    Ownership of Property; Insurance Coverage......................................................................................................................................................................................14
Section 3.12     Intellectual Property...15
Section 3.13     Labor Matters...16
Section 3.14     Legal Proceedings...16
Section 3.15    Compliance With Applicable Law...16
Section 3.16    Employee Benefit Plans...17
Section 3.17    Brokers, Finders and Financial Advisors. ...........................................................................................................................................................................................19
Section 3.18    Environmental Matters...19
Section 3.19    Loan Portfolio...20
Section 3.20    Related Party Transactions...22
Section 3.21    Deposits...22
Section 3.22    Antitakeover Provisions Inapplicable..................................................................................................................................................................................................22
Section 3.23    Registration Obligations. ...22
Section 3.24    Risk Management Instruments...22
Article IV. REPRESENTATIONS AND WARRANTIES OF FANNIE MAE ...........................................................................................................................................................................23
Section 4.01    Representations and Warranties of Fannie Mae................................................................................................................................................................................23
Article V. REPRESENTATIONS AND WARRANTIES OF Purchaser.....................................................................................................................................................................................23
Section 5.01    Organization. ...23
Section 5.02    Authority; No Violation...24
Section 5.03    Consents. ...24
Section 5.04    Access to Funds...24
Section 5.05    Financial Statements...24
Section 5.06    Legal Proceedings...25
Section 5.07    Present Intent Regarding Future Operations ....................................................................................................................................................................................25
Article VI. COnduct pending Acquisition ...25
Section 6.01    Conduct of Business Prior to the Closing Date. ..............................................................................................................................................................................25
Section 6.02    Forbearances of Douglass...25
Section 6.03    Maintenance of Insurance...28
Section 6.04    All Reasonable Efforts...28
Article VII. COVENANTS ...29
Section 7.01    Current Information...29

Section 7.06    Failure to Fulfill Conditions...31
Section 7.07    No Solicitation...31
Section 7.08    Employee Benefits ...32
Section 7.09    Directors and Officers Insurance. .....................................................................................................................................................................................................32
Section 7.10    Certain Policies of Seller Bank...33
Section 7.11    Antitakeover Provisions...33
Section 7.12    Voting Agreements. ...33
Article VIII. REGULATORY AND OTHER MATTERS ...33
Section 8.01    Meeting of Stockholders. ...33
Section 8.02     Proxy Statement...34
Section 8.03     Regulatory Approvals...34
Article IX. CLOSING CONDITIONS ...34

Article X. THE CLOSING...37
Section 10.01    Time and Place. ...37
Section 10.02    Deliveries at the Pre-Closing and the Closing..............................................................................................................................................................................38
Article XI. TERMINATION, AMENDMENT AND WAIVER..............................................................................................................................................................................................38
Section 11.01    Termination...38
Section 11.02    Effect of Termination...39
Section 11.03    Amendment, Extension and Waiver...............................................................................................................................................................................................40
Article XII. MISCELLANEOUS...40
Section 12.01    Confidentiality...40
Section 12.02    Public Announcements...40
Section 12.03    Survival...41
Section 12.04    Notices. ...41
Section 12.05    Parties in Interest...42
Section 12.06    Complete Agreement...42
Section 12.07    Counterparts...42
Section 12.08    Severability...42
Section 12.09    Governing Law. ...42
Section 12.10    Interpretation...42
Section 12.11    Specific Performance...43

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”), dated as of July 31, 2007, is among First Guaranty Bancshares, Inc., a corporation organized under the laws of Louisiana (“Purchaser”) and Douglass Bancorp, Inc., a Kansas corporation (“Douglass”), Douglass National Bank, a national bank headquartered in Kansas (“Seller Bank”) and Fannie Mae (“Fannie Mae”), a Congressionally chartered federal instrumentality that is deemed a citizen of the District of Columbia (Douglass and Fannie Mae are sometimes collectively referred to herein as the “Sellers”).  Sellers collectively own 100% of the issued and outstanding shares of the Seller Bank.

R E C I T A L S:

A.           Exhibit A sets forth the number of shares of Seller Bank Stock owned by each of Douglass and Fannie Mae.  Sellers are the owners of the respective number of outstanding shares of the capital stock of Seller Bank as set forth on the signature page to this Agreement.

B.           Sellers desire to sell their shares of Seller Bank Stock, and the Purchaser desires to purchase all of the outstanding shares of Seller Bank Stock (the “Shares”), all on the terms set forth in this Agreement (the “Acquisition”).

C.           In order to facilitate the Acquisition, Seller Bank has been made a party to this Agreement since Purchaser would be unwilling to enter into this Agreement except in reliance on the representations, warranties and covenants of the Seller Bank contained herein.

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.01  Certain Definitions.

As used in this Agreement the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Agreement” shall have the meaning set forth in Section 7.07(b).

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of Seller Bank) or businesses that constitute 25% or more of the revenues, net income or assets of Douglass and Seller Bank, taken as a whole, or 25% or more of any class of equity securities of Douglass or Seller Bank, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of Douglass or Seller Bank, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Douglass or Seller Bank pursuant to which any person or the stockholders of any person would own 25% or more of any class of equity securities of Douglass or Seller Bank or of any resulting parent company of Douglass, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means any Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Bank” shall mean First Guaranty Bank, a Louisiana-chartered bank, with its principal offices located at 400 East Thomas Street, Hammond, Louisiana 70401, which is a wholly owned subsidiary of Purchaser.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FRB, OCC, the FDIC, the KBC and the LFI, which regulates the Bank or Seller Bank, or any of their respective holding companies or subsidiaries.

“BHCA” shall mean the Bank Holding Company Act.

“Closing” shall have the meaning set forth in Section 2.04.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plans” shall have the meaning set forth in Section 3.16(a).

“Confidentiality Agreements” shall mean the confidentiality agreements referred to in Section 12.01 of this Agreement.

“Consideration” shall mean the cash in an aggregate per share amount to be paid by Purchaser for Seller Bank Stock, as set forth in Section 2.02.

“Convertible Subordinated Debenture” shall mean the Convertible Subordinated Debenture due December 22, 2013 issued by Douglass Bancorp, Inc. to Community Development Financial Institutions Fund and dated December 22, 1998.

“CRA” shall mean the Community Reinvestment Act of 1977.

“Derivatives Contract” shall have the meaning set forth in Section 3.24.

“Disclosure Letter” shall have the meaning set forth Section 3.01.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any federal, state, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Intellectual Property” shall mean all (i) trademarks, service marks, brand names, d/b/a/’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same, (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, (iii) Trade Secrets, (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and (v) all other intellectual property or proprietary rights.

“IRS” shall mean the United States Internal Revenue Service.

“IT Assets” shall mean Douglass’ and Seller Bank’s computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“KBC” shall mean the Kansas Office of the State Bank Commissioner.

“KGCC” shall mean the Kansas General Corporation Code.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by any officer with the title ranking not less than vice president or a director of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an officer with the title ranking not less than vice president or a director of that Person.  For purposes of this definition, an officer or director will be deemed to have “Knowledge” of a particular fact or other matter if a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“LBCL” means the Louisiana Business Corporation Law.

 “LFI” shall mean the Louisiana Office of Financial Institutions.

“Licensed Intellectual Property” means Intellectual Property that Seller Bank is licensed or otherwise permitted by other Persons to use.

“Listed Intellectual Property” shall have the meaning set forth in Section 3.12(a).

“Loan Property” shall have the meaning set forth in Section 3.18.

“Material Adverse Effect” shall mean an effect which (A) is material and adverse to the assets, business, financial condition, results of operations or prospects of Douglass, Seller Bank or Purchaser, as the context may dictate, and its subsidiaries taken as a whole, other than any such effect attributable to or resulting from (x) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (y) any change in GAAP or regulatory accounting principles, in each case which affects banks, thrifts or their holding companies generally or (z) any change in interest rates, provided, that any such change in interest rates shall not affect the referenced party to a materially greater extent than banks, thrifts or their holding companies generally, or (B) adversely affects the ability of Sellers or Purchaser, as the context may dictate, to perform its material obligations hereunder or (C) materially and adversely affects the timely consummation of the transactions contemplated hereby.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws, including, but not limited to, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead, polychlorinated biphenyl, flammables and explosives.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Notice of Superior Proposal” shall have the meaning set forth in Section 7.07(b).

“OCC” shall mean the Office of the Comptroller of the Currency.

“Participation Facility” shall have the meaning set forth in Section 3.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Pre-Effective Time Tax Period” means any taxable period (or the allocable portion of a Straddle Period) ending on or before the close of business on the date the closing occurs.

“Promissory Notes” shall mean (i) the Promissory Note between Douglass Bancorp, Inc. and National Community Investment Fund dated March 30, 1998 in the principal amount of $750,000 and (ii) the Subordinated Note between Douglass Bank and Minbank Capital Corp., dated February 3, 1988, as modified by the Note Modification and Assumption Agreement dated November 1, 1991 in the principal amount of $450,000.

“Proxy Statement” shall have the meaning set forth in Section 8.02.

“Purchaser” shall mean First Guaranty Bancshares, Inc., a Louisiana corporation, with its principal executive offices located at 400 East Thomas Street, Hammond, Louisiana 70401.

“Purchaser Subsidiary” means any substantial corporation or limited liability company, 50% or more of the capital stock of, or membership interests in, which is or are owned, either directly or indirectly, by Purchaser or the Bank, except any corporation or limited liability company the stock of which is held in the ordinary course of the lending activities of the Bank.

“Regulatory Agreement” shall have the meaning set forth in Section 3.15(c).

“Regulatory Approvals” means as necessary, the approvals of the FRB, OCC, FDIC and KBC to the stock purchase and the related transactions contemplated by this Agreement.

“Representatives” shall have the meaning set forth in Section 7.07(a).

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Sellers” shall have the meaning set forth in the preamble.

“Seller Adverse Recommendation Change” shall have the meaning set forth in Section 7.07(b).

“Seller Bank” shall mean Douglass National Bank, a national bank with its principal offices located at 1314 North 5th Street, Kansas City, Kansas 66101, which is a wholly owned subsidiary of Douglass.

“Seller Bank Common Stock” shall have the meaning set forth in Section 3.03(b).

“Seller Bank Preferred Stock” shall have the meaning set forth in Section 3.03(b).

“Seller Bank Stock” shall mean Seller Bank Common Stock and Seller Bank Preferred Stock.

“Seller Common Stock” shall mean the common stock Class A through Class E set forth in Section 3.03(a).

“Seller Fee” shall have the meaning in Section 11.02(b)(iii).

“Seller Group” means any combined, unitary, consolidated or other affiliated group within the meaning of Section 1504 of the Code or otherwise, of which Douglass or Seller Bank is or has been a member for Tax purposes.

“Seller Loan” shall have the meaning set forth in Section 3.19(d).

“Seller Preferred Stock” shall have the meaning set forth in Section 3.03(a).

“Seller Reports” shall have the meaning set forth in Section 3.07(a).

“Seller Stockholders Meeting” shall have the meaning set forth in Section 8.01.

“Seller Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Douglass or Seller Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Seller Bank.

“Stockholder Approval” shall have the meaning set forth in Section 9.01(a).

“Straddle Period” means any taxable period that includes (but does not end on) the date on which the stock purchase is completed.

“Superior Proposal” shall mean an Acquisition Proposal, which the Board of Directors of Douglass reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Douglass from a financial point of view than the sale of Seller Bank Stock (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Purchaser in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

“Tax” means any and all (a) federal, state, local or foreign tax, fee or other like assessment or charge of any kind, including, without limitation, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, payroll, employment, social security (or similar), unemployment, disability, registration, estimated, excise, severance, stamp, capital stock, occupation, property, environmental or windfall tax, premium, customs duty or other tax, together with any interest, penalty or additions thereto, whether disputed or not; (b) liability for the payment of Tax as the result of membership in the Seller Group; and (c) transferee or secondary liability in respect of any Tax (whether imposed by law or contractual arrangement).

“Tax Return” means any return (including estimated returns), declaration, report, claim for refund, or information return or statement or any amendment thereto relating to Taxes, including any such document prepared on an affiliated, consolidated, combined or unitary group basis and any schedule or attachment thereto.

“Taxing Authority” means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

“Termination Date” shall mean May 31, 2008.

“Trade Secrets” means confidential information, trade secrets and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

“Voting Agreement” shall have the meaning set forth in the recitals to this Agreement.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II.

SALE AND TRANSFER OF SHARES; CLOSING

Section 2.01  Shares.

Subject to the terms and conditions of this Agreement, at the closing Sellers will sell and transfer the shares of Seller Bank Stock to Purchaser, and Purchaser will purchase the shares from Sellers.

Section 2.02  Purchase Price.

(a)  The total purchase price for the shares will be an amount of cash without interest equal to the adjusted book value of Seller Bank immediately prior to the closing as determined pursuant to Disclosure Schedule 2.02(a) (the “Consideration”), and each Seller shall have the right to receive in exchange for its shares of Seller Bank Stock an amount of cash equal to a percentage of the adjusted book value of Sellers Bank Stock set forth in Disclosure Schedule 2.02(b).

Section 2.03  Stock Options.

Seller Bank has no options or other equity based derivative instruments that are outstanding or which are entitled to receive any of the Consideration.

Section 2.04  Closing; Closing Date.

Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the Closing shall occur the later of either (i) five business days following the latest to occur of the receipt of all required Regulatory Approvals, Stockholder Approval, satisfaction of all conditions to closing (to the extent such conditions are not waived) and the expiration of any applicable waiting periods, (ii) at the discretion of the Purchaser, the month end following receipt of all Regulatory Approvals, Stockholder Approval, satisfaction of all conditions to closing (to the extent such conditions are not waived) and the expiration of any applicable waiting periods, or (iii) at such other date or time upon which Purchaser and Sellers mutually agree (the “Closing” and such date of closing is herein referred to as the “Closing Date”.)

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF DOUGLASS AND SELLER BANK

Douglass and Seller Bank represent and warrant to Purchaser that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Disclosure Letter (as defined below) delivered by Douglass and Seller Bank to Purchaser prior to the execution of this Agreement. References to the Knowledge of Douglass shall include the Knowledge of Seller Bank.

Section 3.01  Disclosure Letter.

On or prior to the date hereof, Douglass has delivered to Purchaser a letter (the “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which are required or appropriate in relation to any or all of its covenants, representations and warranties (and making specific reference to the section of this Agreement to which such section of the Disclosure Letter relates), other than Section 3.08; provided, that the mere inclusion of a fact, circumstance or event in the Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect.  The Disclosure Letter is true, correct and to the knowledge of Douglass, complete.

Section 3.02  Organization.

(a)  Douglass is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, and is duly registered as a bank holding company under the BHCA.  Douglass has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted.  Douglass is duly licensed or qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to obtain such license or qualification would not reasonably be expected to have a Material Adverse Effect.

(b)  Seller Bank is a national bank duly organized and validly existing under the laws of the United States of America.  The deposits of Seller Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Seller Bank when due. Seller Bank qualifies as a Community Development Financial Institution.

(c)  Seller Bank is Douglass’ only Subsidiary.  Seller Bank has no subsidiaries.  Except for Seller Bank, there are no entities (whether corporations, partnerships, or similar organizations), in which Douglass owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement.  Seller Bank is in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests.  Douglass owns 9,600 shares of Seller Bank Common Stock, or 90.94% of the outstanding shares of Seller Bank and Fannie Mae owns 450 shares of Seller Bank Common Stock and 507 shares of Seller Bank Preferred Stock, or the remaining 9.06%.  Such shares are validly issued, fully paid, nonassessable and not subject to any preemptive rights and are owned by Douglass and Fannie Mae free and clear of any pledges, security interests, claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

(d)  The respective minute books of Douglass and Seller Bank accurately record, in all material respects, all corporate actions of their respective stockholders and boards of directors (including committees, to the extent minutes of committees exist).

(e)  Prior to the date of this Agreement, Douglass has made available to Purchaser true and correct copies of the Articles of Incorporation or charter and bylaws of Douglass and Seller Bank.

Section 3.03  Capitalization.

(a)  The authorized capital stock of Douglass consists of 10 million shares of Common Stock, Class A, no par value; 600,000 shares of Common Stock, Class B, no par value (nonvoting); 10,000 shares of Common Stock, Class C, par value $1.00 per share; 5.0 million shares of Common Stock, Class D, no par value; and 5.0 million shares of Common Stock, Class E, no par value (nonvoting) (collectively, “Seller Common Stock”); and 500 shares of preferred stock, par value $1.00 per share (“Seller Preferred Stock”).  As of the date of this Agreement: (i) 2,737,687 shares of Common Stock, Class A were issued and 2,711,857 shares were outstanding; (ii) 433,621 shares of Common Stock, Class B were issued and outstanding; (iii) 9,500 shares of Common Stock, Class C were issued and 7,750 shares were outstanding; (iv) 380,000 shares of Common Stock, Class D were issued and 360,000 shares were outstanding; (v) 1,084,706 shares of Common Stock, Class E were issued and outstanding.  As of the date of this Agreement, no shares of Seller Preferred Stock were issued and outstanding.  As of the date of this Agreement, 28,830 shares of Common Stock, Class A and 1,750 shares of Common Stock, Class C were held by Douglass in its treasury or by its Subsidiaries and 1,434,706 shares of Seller Common Stock, Class E were reserved for issuance in connection with the Subordinated Convertible Debenture. All outstanding shares of Seller Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by Douglass in its treasury or by its Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

(b)  The authorized capital stock of Seller Bank consists of 12,000 shares of common stock, par value $100 per share (the “Seller Bank Common Stock”), and 10,000 shares of preferred stock, no par value (the “Seller Bank Preferred Stock”).  As of the date of this Agreement, 10,050 shares of the Seller Bank Common Stock were issued and outstanding, and 507 shares of the Seller Bank Preferred Stock were issued and outstanding.  The ownership interests with respect to the outstanding Seller Bank Common Stock and Seller Bank Preferred Stock are described in Exhibit A.  All of the outstanding shares of the Seller Bank Common Stock and Seller Bank Preferred Stock are validly issued, fully paid and nonassessable.

(c)  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Douglass may vote are issued or outstanding.

(d)  As of the date of this Agreement and, except for this Agreement, neither Douglass nor any Seller Bank has or is bound by any Rights obligating Douglass or Seller Bank to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Douglass or Seller Bank or obligating Douglass or Seller Bank to grant, extend or enter into any such Right other than pursuant to the Subordinated Convertible Debenture.  As of the date hereof, there are no outstanding contractual obligations of Douglass or Seller Bank to repurchase, redeem or otherwise acquire any shares of capital stock of Douglass or Seller Bank.

Section 3.04  Authority; No Violation.

(a)  Douglass and Seller Bank each has full corporate power and authority to execute and deliver this Agreement, and, subject to the receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Seller Bank and the completion by Douglass and Seller Bank of the transactions contemplated hereby have been duly and validly approved by the respective Boards of Directors of Douglass and Seller.  This Agreement has been duly and validly executed and delivered by Douglass and Seller Bank, and subject to receipt of the Regulatory Approvals and Stockholder Approval, constitutes the valid and binding obligation of Douglass, enforceable against Douglass in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

(b)  Subject to receipt of Regulatory Approvals, the consummation of the transactions contemplated hereby and compliance by Douglass with any of the terms or provisions hereof will not: (i) conflict with or result in a breach or violation of or a default under any provision of the Certificate of Incorporation, Federal Charter or Bylaws of Douglass or Seller Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, governmental permit or license or injunction applicable to Douglass or Seller Bank or any of their respective properties or assets or enable any person to enjoin the sale of Seller Bank Stock; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Douglass or Seller Bank under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Douglass or Seller Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 3.05  Consents.

Except for the Regulatory Approvals and compliance with any conditions contained therein, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by Douglass or Seller Bank, and the sale of Seller Bank Stock by Douglass.  Each of Douglass and Seller Bank has no reason to believe that (i) any required Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 3.06   Required Vote.

Except as otherwise required by this Agreement, no vote of Douglass’ shareholders is required to approve the sale of Seller Bank Stock by Douglass or to consummate the transactions contemplated by this Agreement.

Section 3.07  Financial Statements.

(a)  As of their respective dates, neither Douglass’ unaudited financial statements and call reports for the periods subsequent to Douglass’ fiscal year end December 31, 2005) (collectively the “Seller Reports”), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Each of the financial statements of Douglass included in the Seller Reports have been prepared in accordance with GAAP applied on a consistent basis during the periods involved.  Each of the balance sheets contained or incorporated by reference in Seller Reports (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in stockholders’ equity and of cash flows, contained or incorporated by reference in the Seller Reports (including in each case any related notes and schedules), fairly presented the results of operations, stockholders’ equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.  To the Knowledge of Douglass, no event has occurred that would cause a normal year-end adjustment to the unaudited interim financial statements prepared prior to the date hereof that would be material in amount or effect and no such adjustment is reasonably likely to occur.  Douglass has made available to Purchaser a true and complete copy of all Seller Reports since December 31, 2005.

(b)  Douglass and Seller Bank have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2003 with (i) the FRB, (ii) the FDIC, (iii) the OCC, (iv) any state banking commission, (v) and other state or federal regulatory authority having jurisdiction over insured depository institutions or their holding companies, and (v) any other self regulatory organization, and have paid all fees and assessments due and payable in connection therewith, except to the extent the failure of a report, registration or statement to have been filed in a “timely” fashion has not and will not result in a failure to comply with applicable laws, rules or regulations or materially prejudice Douglass or Seller Bank with respect to the applicable Governmental Entity.

Section 3.08  Absence of Certain Changes or Events.

Except as disclosed in the Seller Reports filed since December 31, 2005 and except for the reasonable out-of-pocket fees and disbursements of Douglass incurred in connection with the completion of the transactions contemplated hereby, including, but not limited to, the cost of obtaining Douglass’ stockholders approval of this Agreement and holding a stockholders meeting for this purpose, reasonable attorney’s fees of Douglass and the fees of Douglass’ financial advisor, good faith estimates of which have been provided to Purchaser, since December 31, 2005 (i) neither Douglass nor Seller Bank has incurred any liability, except in the ordinary course of its business consistent with past practice, (ii) Douglass and Seller Bank has conducted its respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect.

Section 3.09  Taxes.

(a)  (i) Douglass and Seller Bank have filed or caused to be filed, and with respect to Tax Returns due between the date of this Agreement and the Closing Date, will timely file (including any applicable extensions) all Tax Returns required to be filed, (ii) all such Tax Returns are, or in the case of such Tax Returns not yet filed, will be, true, complete and correct in all material respects and such Tax Returns correctly reflected (or in the case of such Tax Returns not yet filed, will correctly reflect) the facts regarding the income, business, assets, operations, activities, status and other matters of Douglass and Seller Bank and any other information required to be shown  thereon, and (iii) all Taxes of Douglass and the Seller Bank (whether or not reflected on any such Tax Returns) attributable to a Pre-Effective Time Tax Period have been, or in the case of Taxes the due date for payment of which is between the date of this Agreement and the date the Closing Date occurs, timely paid in full, including, without limitation, all Taxes which Douglass and Seller Bank is obligated to withhold for amounts paid or owing to employees, independent contractors, stockholders creditors and other third parties other than Taxes that have been reserved or accrued on the balance sheet contained in the most recent Seller Report, which the v is contesting in good faith.

(b)  The most recent audited financial statements for Douglass reflect an adequate reserve for all Taxes payable by Douglass and Seller Bank for all taxable periods and portions thereof through the date of such financial statements, and, in the case of Taxes owed as of the date hereof, an adequate reserve is (and until the date the Closing Date occurs will continue to be) reflected in the accruals for Taxes payable on the balance sheet contained in the most recent Seller Report, other than accruals established to reflect timing differences and accruals reflected only in the notes thereto.

(c)  There are no liens for Taxes, except for statutory liens not yet due with respect to any of the assets or properties of Douglass or Seller Bank.

(d)  (i) No Tax Return of Douglass or Seller Bank has within the past six (6) years been examined by the Internal Revenue Service, (ii) no Tax Return of Douglass or Seller Bank is under audit or examination by any other Taxing Authority, and (iii) no notice of such an audit or examination has been received by Douglass or Seller Bank.

(e)  Each deficiency, if any, resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid.  No issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period.  The relevant statute of limitations is closed with respect to the Tax Returns of Douglass and Seller Bank for all years through 2002.  Douglass has made available to Purchaser documents setting forth the dates of the most recent audits or examinations of Douglass and Seller Bank by any Taxing Authority in respect of Taxes for all taxable periods for which the statute of limitations has not yet expired.

(f)  Except as set forth in the Disclosure Letter, neither Douglass nor Seller Bank is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(g)  Neither Douglass nor Seller Bank will be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued, but was not recognized, in a Pre-Effective Time Tax Period (or the portion of a Straddle Period allocable to the Pre-Effective Time Tax Period) as a result of an adjustment under Section 481 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.

(h)  There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax Returns required to be filed with respect to Douglass or Seller Bank, and none of Douglass, Seller Bank or the Seller Group has requested any extension of time within which to file any Tax Return, which return has not yet been filed.  No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Douglass, Seller Bank or the Seller Group.

(i)  Douglass and Seller Bank have complied in all respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under such laws.

(j)    Neither Douglass nor Seller Bank has been a party to any distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(k)    Neither Douglass nor Seller Bank is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(l)    None of the Tax Returns filed by Douglass, Seller Bank or the Seller Group contains a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).

(m)  Douglass has not been, at any time during the applicable time period set forth in Section 897(c)(1) of the Code, a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

(n)  Douglass has made available to Purchaser for inspection (i) complete and correct copies of all material Tax Returns of Douglass, Seller Bank and the Seller Group relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of Douglass or Seller Bank, or, to the extent related to the income, business, assets, operations, activities or status of Douglass or Seller Bank, submitted by, received by or agreed to by or on behalf of any Seller Group, and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(o)  The Disclosure Letter sets forth each state, county, local, municipal or foreign jurisdiction in which Douglass or Seller Bank files, or is or has been required to file, a Tax Return relating to state and local income, franchise, license, excise, net worth, property or sales and use taxes or is or has been liable for any Taxes on a “nexus” basis at any time for a taxable period for which the relevant statutes of limitation have not expired.  Neither Douglass nor Seller Bank has received notice of any claim by a Taxing Authority in a jurisdiction where Douglass or Seller Bank does not file Tax Returns that Douglass or Seller Bank is or may be subject to taxation by such jurisdiction.

(p)  Neither Douglass nor Seller Bank has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes, or (ii) made any similar election under any comparable provision of any state, local or foreign Tax law.

Section 3.10  Material Contracts; Leases; Defaults.

(a)  Except as set forth in the Disclosure Letter, neither Douglass nor Seller Bank is a party to or subject to: (i) any employment, consulting or severance contract with any present officer, director or employee of Douglass or Seller Bank, except for “at will” arrangements; (ii) any plan or contract providing for bonuses, pensions, options, or other equity deferred compensation, retirement payments, profit sharing, insurance benefits, death benefits, health, medical or disability benefits or similar material arrangements for or with any past or present officers, directors or employees of Douglass or Seller Bank; (iii) any collective bargaining agreement with any labor union relating to employees of Douglass or Seller Bank; (iv) any agreement which by its terms limits the payment of dividends by Douglass or Seller Bank; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Douglass or Seller Bank is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Purchaser or any Purchaser Subsidiary; (vi) any other agreement, written or oral, not terminable on 60 days’ notice, that obligates Douglass or Seller Bank for the payment of more than $10,000 annually; or that has a term of no more than one year or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Douglass or Seller Bank (it being understood that any non-compete or similar provision shall be deemed material) or any other material agreement.

(b)  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Douglass nor Seller Bank is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and to the Knowledge of Douglass there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c)  True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 3.10(a) and (b) have been made available to Purchaser on or before the date hereof, are listed on the Disclosure Letter and are in full force and effect on the date hereof and enforceable against the counterparty to which it relates.

Section 3.11  Ownership of Property; Insurance Coverage.

(a)  Except as set forth in the Disclosure Letter, Douglass and Seller Bank, each have good and, as to real property, marketable title to all assets and properties owned by Douglass or Seller Bank in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent Seller Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet and except to the extent that the failure to have good title to any personal property would not reasonably be expected to have a Material Adverse Effect), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, inter-bank credit facilities, reverse repurchase agreements or any transaction by Seller Bank acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  Douglass and Seller Bank, as lessee, have the right under valid and existing leases of real and personal properties used by Douglass and Seller Bank in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them and (iii) encumbrances that do not materially affect the marketability of any title to real property.  Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all respects in the notes to the Seller Financial Statements.  Each real estate lease that will require the consent of the lessor or its agent to consummate the effects intended by this Agreement or otherwise as a result of the Agreement by virtue of the terms of any such lease is listed in the Disclosure Letter identifying the section of the lease that contains such prohibition or restriction.

(b)  With respect to all agreements pursuant to which Douglass or Seller Bank has purchased securities subject to an agreement to resell, if any, Douglass or Seller Bank, as the case may be, has a lien or security interest (which to Douglass’ Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)  Douglass and Seller Bank currently maintain insurance for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  Except as set forth in the Disclosure Letter, neither Douglass nor Seller Bank has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  There are presently no material claims pending under such policies of insurance and except as set forth in the Disclosure Letter no notices have been given by Douglass or Seller Bank under such policies.  All such insurance is valid and enforceable and in full force and effect, and within the last three years Douglass and Seller Bank has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.  The Seller Disclosure Letter identifies all policies of insurance maintained by Douglass and Seller Bank as well as the other matters required to be disclosed under this Section.

Section 3.12  Intellectual Property.

(a)  The Disclosure Letter sets forth a true and complete list of all (i) Registered and/or material Intellectual Property owned by Douglass and Seller Bank indicating for each Registered item the registration or application number and the applicable filing jurisdiction (collectively, the “Listed Intellectual Property”).  Douglass or the relevant Seller Bank exclusively owns (beneficially, and of record where applicable) all Listed Intellectual Property, free and clear of all encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Listed Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting Douglass’ use thereof or its rights thereto.  Douglass and Seller Bank have sufficient rights to use all Intellectual Property used in its business as currently conducted. To Douglass’s Knowledge, Douglass and Seller Bank do not and have not in the past five years infringed or otherwise violated the Intellectual Property rights of any third party. There is no material litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened against Douglass or Seller Bank concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To Douglass’s Knowledge, (x) no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists, (y) no Person is violating any Listed Intellectual Property or other Intellectual Property right owned or held exclusively by Douglass or Seller Bank, and (z) the Licensed Intellectual Property is valid, subsisting and enforceable and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Seller Bank’s use thereof or its rights thereto. Consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to Douglass or Seller Bank is permitted to use any Licensed Intellectual Property and will not create any rights by third parties to use any Intellectual Property owned by the Purchaser (other than any termination, alteration or creation of any rights that results from action of the Purchaser and its Affiliates).

(b)  Douglass and Seller Bank have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by Douglass and Seller Bank, and to Douglass’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. Douglass has exercised commercially reasonable efforts to ensure that Douglass’ and Seller Bank’s current and prior employees who have access to confidential information have executed valid intellectual property and confidentiality agreements or are obligated, pursuant to Douglass policies, to maintain the confidentiality of such information for the benefit of Douglass or the relevant Seller Bank on terms and conditions consistent with industry standards. All Intellectual Property developed under contract for Douglass or Seller Bank has been assigned to Douglass or Seller Bank.

(c)  To Douglass’s Knowledge, the IT Assets operate and perform in all respects in accordance with their documentation and functional specifications and otherwise as required by Douglass in connection with its business, and have not materially malfunctioned or to any material extent failed within the past three years.  To Douglass’ Knowledge, the IT Assets do not contain any “time bomb,” “Trojan horse,” “back door,” “trap door,” “worm,” viruses, bugs, faults or other devices or effects that (1) enable or assist any person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, in either case except as disclosed in its documentation. To Douglass’s Knowledge, no person has gained unauthorized access to the IT Assets.  Douglass has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

(d)  To Douglass’s Knowledge, none of the software owned by it contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property, to which Douglass or Seller Bank have not agreed.

Section 3.13  Labor Matters.

Neither Douglass nor Seller Bank is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees and no such agreement or contract is currently being negotiated by Douglass or Seller Bank, nor is Douglass or Seller Bank the subject of any proceeding asserting that it has committed an unfair labor practice or otherwise relating to labor matters involving any current or former employees of Douglass or Seller Bank or seeking to compel it or Seller Bank to bargain with any labor organization as to wages and conditions of employment, nor is any strike, other labor dispute or organizational effort involving Douglass or Seller Bank pending or, to the Knowledge of Douglass threatened.  To the Knowledge of Douglass and Seller Bank, each is in compliance with applicable laws regarding employment of employees and retention of independent contractors, and are in compliance with applicable employment tax laws.

Section 3.14  Legal Proceedings.

Except as set forth in the Disclosure Letter, neither Douglass nor Seller Bank is a party to any, and there are no pending or, to Douglass’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against Douglass or Seller Bank, (ii) to which Douglass or Seller Bank’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Douglass to perform under this Agreement.

Section 3.15  Compliance With Applicable Law.

(a)  Douglass and Seller Bank are each in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices.

(b)  Douglass and Seller Bank has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and government authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Douglass, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.03.

(c)  Except as set forth in the Disclosure Letter, from the period beginning January 1, 2003, neither Douglass nor Seller Bank has received any written notification or any other communication from any Bank Regulator and government authorities (i) asserting that Douglass or Seller Bank is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Douglass or Seller Bank, or indicating that Douglass or Seller Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Douglass or Seller Bank, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Seller Bank (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”).  Except as set forth in the Disclosure Letter, neither Douglass nor Seller Bank has consented to or entered into any Regulatory Agreement that is currently in effect.  The most recent regulatory rating given to Seller Bank as to compliance with the CRA is “satisfactory” or better.

Section 3.16  Employee Benefit Plans.

(a)  The Disclosure Letter includes a descriptive list of all plans, programs, policies, payroll practices, contracts, agreements and other arrangements providing for bonus, incentive compensation, deferred compensation, pension, retirement benefits or payments, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, and other stock and stock related awards, severance, welfare benefits, fringe benefits, employment, severance and change in control benefits or payments and all other types of compensation and types of compensation and compensation and benefit practices, policies and arrangements, in each case, sponsored or contributed to, required to be contributed to or maintained by Douglass or Seller Bank in which any employee or former employee, consultant or former consultant or director or former director of Douglass or Seller Bank participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Compensation and Benefit Plans”). Other than as set forth in the Disclosure Letter, neither Douglass nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required by law or regulation to maintain the qualified status thereof.  Douglass has made available to Purchaser true and correct copies of the Compensation and Benefit Plans and amendments thereto.

(b)  Each Compensation and Benefit Plan has, to the Knowledge of Douglass, been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Douglass is not aware of any facts or circumstances that would cause any Compensation and Benefit Plan not to be in compliance with all applicable laws, including but not limited to, the laws referenced in the preceding sentence.  Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code is, and since its inception has been, so qualified, and has received a favorable determination letter from the IRS, or was a prototype document that has received a favorable letter from the IRS, and Douglass is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter.  There is no pending or, to the Knowledge of Douglass threatened, action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits).  Neither Douglass nor Seller Bank has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Douglass or Seller Bank to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof, and subsequently expires as of the day next preceding the effective date of the sale of Seller Bank Stock to Purchaser.

(c)  Neither Douglass nor Seller Bank has contributed to a Compensation and Benefit Plan that is subject to Title IV of ERISA.  Neither Douglass nor Seller Bank has contributed to a “multi-employer plan” as such term is defined in section 3(37) of ERISA or had any direct or indirect liability or potential liability with respect to such a plan.

(d)  All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Douglass or Seller Bank is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Douglass’ consolidated financial statements to the extent required by GAAP consistently applied.  Douglass and Seller Bank have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

(e)  Except as set forth in the Disclosure Letter, neither Douglass nor Seller Bank has any obligations to provide retiree health, life insurance, disability insurance, or death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code and there has been no communication to employees by Douglass or Seller Bank that would reasonably be expected to promise or guarantee such benefits.

(f)  With respect to each Compensation and Benefit Plan, if applicable, Douglass has provided or made available to Purchaser copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) two most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; and (F) any Form 5310 or Form 5330 filed with the IRS within the last two years.

(g)  Except as set forth in the Disclosure Letter, the sale of Seller Bank Stock will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Closing Date):  (A) entitle any current or former employee, consultant, independent contractor or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, or (C) result in any increase in benefits payable under or the obligation to fund benefits under any Compensation and Benefit Plan.

(h)  Except as set forth in the Disclosure Letter, neither Douglass nor Seller Bank maintains any compensation plans, programs or arrangements under which (i) payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder, or (ii) any payment is reasonably likely to become subject to an excise tax under section 409A or 4999 of the Code.

(i)  There are no stock option, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

(j)  Except as set forth in the Disclosure Letter, each Compensation and Benefit Plan can be amended, terminated or otherwise discontinued without liability to Douglass, Seller Bank, Purchaser, or any ERISA Affiliate.

Section 3.17  Brokers, Finders and Financial Advisors.

Neither Douglass nor Seller Bank, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of The Capital Corporation, LLC by Douglass and the fee payable pursuant thereto, which Douglass has separately disclosed to Purchaser.

Section 3.18  Environmental Matters.

(a)  With respect to Douglass and Seller Bank:

(i)  Each of Douglass and Seller Bank, each Participation Facility, and, to Douglass’ Knowledge, each Loan Property is, and has been, in compliance in all material respects with, and is not liable under, any Environmental Laws;

(ii)  There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Douglass’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or the Seller Bank or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the Seller Bank or any Participation Facility;

(iii)  There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Douglass’s Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or Douglass or any of Seller Bank in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

(iv)  The properties owned or operated by Douglass or Seller Bank and, to Douglass’ Knowledge, the Loan Properties (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern;

(v)  There is no suit from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(vi)  There are no underground storage tanks on, in or under any properties owned or operated by Douglass or any of the Seller Bank or any Participation Facility, and, to Douglass’ Knowledge, the Loan Properties; no underground storage tanks have been closed or removed from any properties owned or operated by Douglass or Seller Bank or any Participation Facility and except as set forth in the Disclosure Schedule, the Loan Properties; and

(vii)  During the period of (s) Douglass’s or any of Seller Bank’s ownership or operation of any of their respective properties or (t) Douglass’ or any of Seller Bank’s participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.  To Douglass’ Knowledge, prior to the period of (x) Douglass’ or any of Seller Bank’s ownership or operation of any of their respective current properties or (y) Douglass’ or any of Seller Bank’s participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

(viii)  To Douglass’ knowledge, there is no reasonable basis for any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in Section 3.18(a)(ii) or (iii).

“Loan Property” means any property in which Douglass or Seller Bank holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Participation Facility” means any facility in which Douglass or Seller Bank participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Section 3.19  Loan Portfolio.

(a)  The allowance for loan losses reflected in the Seller Bank’s unaudited statement of financial condition at March 31, 2007 was, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements in the Seller Reports for periods ending after December 31, 2005 were, or will be, adequate, as of the dates thereof, under GAAP.

(b)  The Disclosure Letter sets forth a listing, as of the most recently available date, by account, of: (A) each borrower, customer or other party which has notified Seller Bank during the past twelve months of, or has asserted against Seller Bank, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Seller Bank each borrower, customer or other party which has given Seller Bank any oral notification of, or orally asserted to or against Seller Bank, any such claim; and (B) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by Seller Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(c)  All loans receivable (including discounts) and accrued interest entered on the books of Douglass and Seller Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Douglass’ or the appropriate Seller Bank’s respective business, and each note or other evidences of indebtedness with respect to such loans (including discounts) is a legal, valid and binding obligation of the maker or obligor thereof, enforceable against such maker or obligor in accordance with its terms. To the Knowledge of Douglass, the loans, discounts and the accrued interest reflected on the books of Douglass and Seller Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by Douglass or Seller Bank free and clear of any liens.

(d)  With respect to each loan owned by Douglass or Seller Bank, in whole or in part (each, a “Seller Loan”):

(i)  neither Douglass nor any Seller Bank nor any prior holder of a Seller Loan has modified the note or any of the related security documents in any material respect or satisfied (other than the ordinary amortization of principal or prepayment of principal as permitted by the applicable loan documents), canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Seller Loan file;

(ii)  Douglass or Seller Bank is the sole holder of legal and beneficial title to each Seller Loan (or Douglass or Seller Bank’s applicable participation interest, as applicable);

(iii)  the note and the related security documents, copies of which are included in the Seller Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Seller Loan file;

(iv)  there is no pending or, to Douglass’s Knowledge, threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Seller Loan;

(v)  there is no litigation or proceeding pending or, to Douglass’s Knowledge, threatened, relating to the property which serves as security for a Seller Loan that would have a material adverse effect upon the related Seller Loan;

(vi)  with respect to a Seller Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable and the interest in such Seller Loan of Douglass or Seller Bank created by such participation would not be a part of the insolvency estate of the Seller Loan originator or other third party upon the insolvency thereof; and

(vii)  each Seller Loan secured by a mortgage on residential property (except for construction loans) was originated by a bank, thrift, other HUD-approved lender, licensed mortgage broker or insurance company.

Section 3.20  Related Party Transactions.

Neither Douglass nor Seller Bank is a party to any transaction (including any loan or other credit accommodation) with Douglass, Seller Bank, or any Affiliate of Douglass.

Section 3.21  Deposits.

Except as set forth in the Disclosure Letter, none of the deposits of Douglass or Seller Bank is a “brokered” deposit or subject to any encumbrance, legal restraint or other legal process except to the extent any such deposits serve as collateral for any Loan or are subject to legal restraint in the ordinary course of the banking business due to the action of the depositor or a third party.

Section 3.22  Antitakeover Provisions Inapplicable.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state, applicable to Douglass or Seller Bank.

Section 3.23  Registration Obligations.

Neither Douglass nor Seller Bank is under any obligation, contingent or otherwise, which will survive the Closing Date by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

Section 3.24  Risk Management Instruments.

Neither Douglass nor Seller Bank is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included in the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives (other than “high risk mortgage derivatives” set forth in the Disclosure Letter),” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in the Disclosure Letter or disclosed in Seller Reports filed on or prior to the date hereof.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF FANNIE MAE

Section 4.01  Representations and Warranties of Fannie Mae.

Fannie Mae represents and warrants to Purchaser that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

(a)  Authorization and Validity of Agreement.  (i) Fannie Mae has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, and (ii) the Agreement has been duly executed and delivered by Fannie Mae and is a valid and binding obligation of Fannie Mae enforceable against Fannie Mae in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditor’s rights generally, and general equitable principles.

(b)  Ownership of Shares.                                           Fannie Mae owns 450 shares of Seller Bank Common Stock and 507 shares of Seller Bank Preferred Stock, free and clear of all liens, claims, charges, restrictions, equities, and Encumbrances of any kind and has full power and legal right to sell, assign, transfer and deliver the same to Purchaser pursuant to this Agreement.

(c)  Consents and Approvals; No Violations.  The execution, delivery and performance of this Agreement by Fannie Mae and the consummation by Fannie Mae of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time or both: (a) violate any rule applicable to Fannie Mae, (b) violate any order, judgment or decree of any court or of any Governmental Entity applicable to Fannie Mae, (c) require any filing by Fannie Mae with, or require Fannie Mae to obtain any consent or require Fannie Mae to give any notice to any Governmental Entity, or (d) result in a violation or breach by Fannie Mae, conflict with, constitute (with or without due notice or lapse of time or both) a default by Fannie Mae (or give right to any right of termination, cancellation, payment or acceleration) under any obligation of Fannie Mae or result in the creation of any encumbrance upon any of the assets of Seller Bank.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Douglass and Fannie Mae that the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V).

Section 5.01  Organization.

(a)  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and has received FRB approval to become a bank holding company under the BHCA.  Purchaser has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification except when the failure will not have a material adverse effect.

(b)  The Bank is a stock bank duly organized, validly existing and in good standing under the laws of the State of Louisiana.  The deposits of the Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

Section 5.02  Authority; No Violation.

(a)  Purchaser has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Purchaser and the completion by Purchaser of the transactions contemplated hereby, have been duly and validly approved by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to complete the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Purchaser, and subject to the receipt of the Regulatory Approvals, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

(b)  The execution and delivery of this Agreement by Purchaser, subject to receipt of the Regulatory Approvals and compliance by Sellers and Purchaser with any conditions contained therein, the consummation of the transactions contemplated hereby and compliance by Purchaser with any of the terms or provisions hereof will not (i) conflict with or result in a breach or violation of, or default under and provision of the certificate of incorporation or bylaws of Purchaser or (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, governmental permit or license or injunction applicable to Purchaser.

Section 5.03  Consents.

Except for the Regulatory Approvals and compliance with any conditions contained therein, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Purchaser, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by Purchaser.  Purchaser has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 5.04  Access to Funds.

Purchaser has, or on the Closing Date will have, access to all funds necessary to consummate the purchase of Seller Bank Stock and pay the aggregate Consideration.

Section 5.05  Financial Statements.

 The financial statements of the Bank included in the Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the FDIC have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by FDIC Form 10-Q or the Securities Laws).

Section 5.06  Legal Proceedings.

Purchaser is not a party to any action, suit or proceeding that would materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 5.07  Present Intent Regarding Future Operations.

Purchaser acknowledges that its representatives have advised Douglass of its present intent to use reasonable efforts to cause Seller Bank to be operated as a Community Development Financial Institution and to continue to serve the needs of the African American community of Greater Kansas City and to acknowledge Douglass’ historic roots in the Kansas City community.  Purchaser intends to purchase Seller Bank stock as an investment and not with any current intent to sell Seller Bank.

ARTICLE VI.

CONDUCT PENDING ACQUISITION

Section 6.01  Conduct of Business Prior to the Closing Date.

Except as expressly provided in this Agreement or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Closing Date, Douglass shall, and shall cause Seller Bank to: (i) conduct its business in the ordinary and usual course consistent with prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases and advantageous business relationships and retain the services of its officers and key employees; (iii) take no action which would adversely affect or delay the ability of each of Douglass or Seller Bank to perform its covenants and agreements on a timely basis under this Agreement; (iv) take no action which would adversely affect or delay the ability of parties to obtain any necessary approvals, consents or waivers of any Governmental Authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction; and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on Douglass or Seller Bank taken as a whole.

Section 6.02  Forbearances of Douglass.

Without limiting the covenants set forth in Section 6.01 hereof, from the date hereof until the Closing Date, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, Douglass will not, and it will cause Seller Bank not to:

(a)  change or waive any provision of its Articles of Incorporation, charter or bylaws or any similar governing documents of Douglass or Seller Bank except as required by law;

(b)  change the number of authorized or issued shares of the capital stock of Douglass or Seller Bank, issue any shares of Seller Bank Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award of stock or derivative instrument, or split, combine or reclassify any shares of its capital stock;

(c)  declare, set aside or pay any dividend or other distribution in respect of its capital stock, or purchase or redeem or otherwise acquire any shares of its capital stock;

(d)  enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) involving a payment by Douglass or Seller Bank of $5,000 or more;

(e)  make any commitment relating to an application for the opening or closing of any, or open or close any, branch, automated banking or other office facility;

(f)  make any payment on any outstanding debt, promissory note or debenture;

(g)  enter into any new line of business or introduce any new products;

(h)  grant or agree to pay any bonus, severance or termination payment (including, but not limited to discretionary severance pay) to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or adjust in any manner the compensation or fringe benefits of, any of its directors, officers or employees;

(i)  hire any employees at an annual salary in excess of $40,000;

(j)  enter into or, except as may be required by law, materially modify any pension, retirement, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan;

(k)  merge or consolidate Douglass or Seller Bank with any other corporation; sell or lease all or any substantial portion of the assets or business of Douglass or Seller Bank; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Douglass, or Seller Bank, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by Seller Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(l)  sell or otherwise dispose of the capital stock of Seller Bank or sell or otherwise dispose of any assets of Douglass or of Seller Bank;

(m)  incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money) or subject any asset of Douglass or of Seller Bank to any lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), except as set forth in the Disclosure Letter;

(n)  take any action which would result in any of the representations and warranties of Douglass or Seller Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(o)  change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Douglass or Seller Bank;

(p)  waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which Douglass or Seller Bank is a party;

(q)  make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year, that are purchased in the ordinary course of business, with a purchase price no greater than 100% of par value;

(r)  other than investments for Seller Bank’s portfolio made in accordance with Section 6.02(q), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than pursuant to existing commitments set forth in the Disclosure Letter;

(s)  except pursuant to commitments existing at the date hereof which are set forth in the Disclosure Letter, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices set forth in the Selling Bank’s Lending Policy and in amounts not to exceed $100,000 for secured loans and $10,000 for unsecured loans;

(t)  enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(u)  enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(v)  except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(w)  make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator or changes in GAAP, as advised by Douglass’ independent public accountants;

(x)  except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Douglass Compensation and Benefit Plan;

(y)  make any capital expenditures in excess of $5,000 individually or $10,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth in the Disclosure Letter and other than expenditures necessary to maintain existing assets in good repair;

(z)  purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business;

(aa)  sell any participation interest in any loan unless the Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(bb)  undertake or, enter into any lease, contract or other commitment for its account, involving a payment by Douglass or Seller Bank of more than $10,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(cc)  pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate;

(dd)  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of Douglass, or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements in force at the date of this Agreement and which are set forth in the Disclosure Letter; provided, however, that no sales may be made with recourse;

(ee)  purchase or sell servicing rights (other than loan sales with servicing released) with respect to loans the principal balance of which, either individually or in the aggregate, exceeds $150,000;

(ff)  fail to maintain all its properties in repair, order and condition no worse than on the date of this Agreement other than as a result of ordinary wear and tear;

(gg)  make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the Board of Directors of Douglass or Seller Bank prior to the date of this Agreement and disclosed in writing to Purchaser;

(hh)  elect to the Board of Directors of Seller Bank any person who is not a member of the Board of Directors of Seller Bank as of the date of this Agreement;

(ii)  make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes or otherwise, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except as required by law, rule, regulation or GAAP; or

(jj)  agree to do any of the foregoing.

Section 6.03  Maintenance of Insurance.

Douglass shall maintain, and cause the Seller Bank to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties, and the nature of its business.

Section 6.04  All Reasonable Efforts.

Subject to the terms and conditions herein provided, Douglass agrees to use, and agrees to cause Seller Bank to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE VII.

COVENANTS

Section 7.01   Current Information.

(a)  During the period from the date of this Agreement to the Closing Date, Seller Bank will cause one or more of its representatives to confer with representatives of Purchaser and report the general status of its ongoing operations at such times as Purchaser may reasonably request. Douglass and Seller Bank will promptly notify Purchaser of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the known threat of material litigation involving Douglass or Seller Bank.

(b)  Seller Bank and the Bank shall meet on a regular basis to discuss and plan for the conversion of Seller Bank’s data processing and related electronic informational systems to those used by the Bank which planning shall include, but not be limited to, discussion of the possible termination by Seller Bank of third-party service provider arrangements effective at the Closing Date or at a date thereafter, non-renewal of personal property leases and software licenses used by Seller Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that, unless Seller Bank otherwise agrees, no conversion shall take place prior to the Closing Date.  Seller Bank shall reasonably cooperate with Purchaser to effect any conversion of the operating systems of Seller Bank to those of Purchaser or its Affiliates on the Closing Date or as soon thereafter as is reasonably practicable.  In connection therewith, Douglass and Seller Bank shall, from and after the date hereof through the Closing, reasonably assist Purchaser in making and sending notices, information and materials to the customers and service providers of Douglass and Seller Bank.

(c)  Seller Bank shall provide Purchaser, within 10 business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) impaired loans).  On a monthly basis, Seller Bank shall provide Purchaser with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(d)  Douglass shall promptly inform Purchaser upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Douglass or Seller Bank under any labor or employment law.

Section 7.02  Access to Properties and Records.

Douglass shall permit Purchaser reasonable access upon reasonable notice to its properties and those of Seller Bank, and shall disclose and make available to Purchaser during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Douglass reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Purchaser may have a reasonable interest; provided, however, that Douglass shall not be required to take any action that would provide access to or disclose information where such access or disclosure, in Douglass’ reasonable judgment, would interfere with the normal conduct of Douglass’ business or would violate or prejudice the rights or business interests or confidences of any customer or other person, or would result in the waiver by it of the privilege protecting communications between it and any of its counsel, or would be contrary to any law or regulation applicable to Seller Bank.  Douglass shall provide and shall request its auditors to provide Purchaser with such historical financial information regarding it (and related audit reports, consents and work papers) as Purchaser may reasonably request.  Purchaser shall use commercially reasonable efforts to minimize any interference with Douglass’ regular business operations during any such access to Douglass’ property, books and records.  Douglass and Seller Bank shall permit Purchaser, at Purchaser’s expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by Douglass or Seller Bank.

Section 7.03  Financial and Other Statements.

(a)  Promptly upon receipt thereof, Douglass will furnish to Purchaser copies of each annual, interim or special audit of the books of Douglass and Seller Bank made by its independent accountants and copies of all internal control reports submitted to Douglass by such accountants in connection with each annual, interim or special audit of the books of Douglass and Seller Bank made by such accountants.

(b)  As soon as reasonably available, Douglass shall cause to be prepared financial information for the year ended December 31, 2006 for Seller Bank based upon mutually acceptable procedures.  The results of such financial statements, in the reasonable opinion of Purchaser, shall not contain any material adverse changes from the financial information previously made available to Purchaser, including but not limited to copies of unaudited financial statements of, and call reports relating to Seller Bank.  Within 10 business days after the end of each month Douglass will deliver to Purchaser a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.  Douglass will deliver to Purchaser Douglass reports within two business days after filing with the Regulatory Agencies.

(c)  Douglass will advise Purchaser promptly of the receipt of any examination report or other document or correspondence of any Bank Regulator with respect to the condition or activities of Douglass or Seller Bank.

(d)  With reasonable promptness Douglass will furnish to Purchaser such additional financial data that Douglass possesses and as Purchaser may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

Section 7.04  Disclosure Letter Supplements.

From time to time prior to the Closing Date, Douglass and Seller Bank will promptly supplement or amend the Disclosure Letter delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letter or which is necessary to correct any information in such Disclosure Letter which has been rendered materially inaccurate thereby.  No supplement or amendment to such Disclosure Letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII or shall relieve Douglass and Seller Bank of any liability hereunder.

Section 7.05  Consents and Approvals of Third Parties.

In addition to the obligations of Article VII hereunder, Douglass shall use all commercially reasonable efforts, and shall cause Seller Bank, to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 7.06  Failure to Fulfill Conditions.

In the event that Douglass determines that a condition to its obligation to complete the sale of Seller Bank Stock cannot be fulfilled and that it will not waive that condition, it will promptly notify Purchaser.

Section 7.07  No Solicitation.

(a)  Douglass shall not, nor shall it authorize or permit Seller Bank or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or Seller Bank to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Acquisition Proposal. Douglass shall, and shall cause Seller Bank and any Representative engaged thereby, to immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished.  Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Acquisition Proposal that the Board of Directors of Douglass in good faith reasonably determines (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) (i) it is legally necessary for the proper discharge of its fiduciary duties to respond to such Acquisition Proposal and (ii) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 7.07(a), Douglass may, subject to compliance with Section 7.07(c), (x) furnish information with respect to Douglass and Seller Bank to the person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the confidentiality provisions of the Confidentiality Agreement, provided that all such information has previously been provided to Purchaser or is provided to Purchaser prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

(b)  Neither the Board of Directors of Douglass nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Purchaser), or publicly propose to withdraw (or modify in a manner adverse to Douglass), the adoption or recommendation by such Board of Directors or any such committee thereof of this Agreement, the sale of Seller Bank Stock or the other transactions contemplated by this Agreement or (B) adopt or recommend, or propose publicly to adopt or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Douglass Adverse Recommendation Change”) or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow Douglass or Seller Bank to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.07(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of Douglass may in response to an Acquisition Proposal that the Board of Directors of Douglass in good faith reasonably determines (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 7.07, (1) make a Douglass Adverse Recommendation Change or (2) cause Douglass to terminate this Agreement and concurrently with or after such termination enter into an Acquisition Agreement as provided by and with the effect set forth in Article XI; provided, however, that Douglass shall not be entitled to exercise its right to make a Douglass Adverse Recommendation Change or terminate this Agreement pursuant to this clause until after the fifth business day following Purchaser’s receipt of written notice (a "Notice of Superior Proposal") from Douglass advising Purchaser that the Board of Directors intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors. In determining whether to make a Douglass Adverse Recommendation Change or to cause Douglass to so terminate this Agreement, the Board of Directors of Douglass shall take into account any changes to the financial terms of this Agreement proposed by Purchaser in response to a Notice of Superior Proposal or otherwise.

(c)  In addition to the obligations of Douglass set forth in Sections 7.07(a) and 7.07(b), Douglass shall promptly advise Purchaser orally and in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the person making any such Acquisition Proposal. Douglass shall (i) keep Purchaser fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Proposal, (ii) provide to Purchaser as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Douglass or Seller Bank from any person that describes any of the terms or conditions of any Acquisition Proposal (including any draft acquisition agreement) and (iii) keep Purchaser fully informed in all material respects of the status and details of any determination by Douglass’ Board of Directors with respect to any such Acquisition Proposal.

(d)  Nothing contained in this Section 7.07 shall prohibit Douglass from complying with its disclosure obligations under federal or state law; provided, however, that in no event shall Douglass or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 7.07(b) (it being understood that any accurate disclosure of factual information to the stockholders of Douglass that is required to be made to such stockholders under applicable federal securities laws shall not be considered a modification prohibited by clause (i)(A) of Section 7.07(b)).

Section 7.08  Employee Benefits

Purchaser intends to approach suitably qualified employees of Seller Bank whose positions do not continue after the Closing Date to fill vacancies within the Purchaser wherever possible.  Purchaser will review all Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans.

Section 7.09  Directors and Officers Insurance.

Purchaser shall use commercially reasonable efforts to maintain in effect for three years following the Closing Date, the current directors’ and officers’ liability insurance policies maintained by Seller Bank (provided, that Douglass shall pay the premium for such insurance prior to the Closing Date) with respect to matters occurring prior to the Closing Date; provided, however, that in no event shall Douglass expend in the aggregate pursuant to this Section 7.09 more than 125% of the annual cost currently expended by Douglass and Seller Bank with respect to such insurance (the “Maximum Amount”).  In connection with the foregoing, Douglass agrees in order for Purchaser to fulfill its agreement to provide directors and officers liability insurance policies for three years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

Section 7.10  Certain Policies of Seller Bank.

At the written request of Purchaser, Seller Bank shall modify and change its loan, litigation, real estate valuation policies and practices (including loan classifications and levels of reserves), investment and asset/liability management policies and practices and operating and internal control procedures after the date on which all required regulatory and shareholder approvals are received and immediately prior to the Closing Date; provided, that such policies and procedures are consistent with GAAP and all applicable laws and regulations.  Douglass and Seller Bank’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 7.10.

Section 7.11  Antitakeover Provisions.

Douglass shall take all steps (i) to exempt or continue to exempt Purchaser, this Agreement, the sale of Seller Bank Stock from any provisions of an anti-takeover nature in Douglass or Seller Bank Certificate of Incorporation or Bylaws (or equivalent documents), and the provisions of any federal or state anti-takeover laws, and (ii) upon the request of Purchaser, to assist in any challenge by Purchaser to the applicability to this Agreement, the sale of Seller Bank Stock of any federal or state anti-takeover law.

Section 7.12  Voting Agreements.

Each director and executive officer of Douglass and Seller Bank shall execute a voting agreement substantially in the form attached as Exhibit A as of the date hereof.

ARTICLE VIII.

REGULATORY AND OTHER MATTERS

Section 8.01  Meeting of Stockholders.

Douglass shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of considering and voting on approval of this Agreement and the sale of Seller Bank Stock, and for such other purposes as may be, in Douglass’ reasonable judgment, necessary or desirable (the “Douglass Stockholders Meeting”).  Within five (5) business days after the complete execution of this Agreement, the Board of Directors of Douglass shall establish the date for holding a Special Meeting of its stockholders, the purpose of which such meeting shall be to consider and approve the consummation of the transactions contemplated under this Agreement by the holders of a majority of the outstanding shares of Douglass entitled to vote thereon.  In connection with the solicitation of proxies with respect to Douglass’ Stockholders Meeting, the Board of Directors of Douglass shall recommend approval of this Agreement to Douglass stockholders (subject to Section 7.07) and cooperate and consult with Purchaser with respect to each of the foregoing matters.  Douglass shall use its best efforts to solicit approval of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, Douglass shall not be obliged to hire a proxy solicitation firm.

Section 8.02  Proxy Statement.

As soon as practicable after the date hereof, Douglass shall prepare a Proxy Statement, which shall be reasonably acceptable to counsel to Purchaser, for the purpose of taking stockholder action on the sale of Seller Bank Stock and the transactions contemplated by this Agreement.  Not later than 45 days from the date hereof Douglass shall mail the Proxy Statement to the holders of record (as of the applicable record date) of shares of voting stock of Douglass.  Douglass represents and covenants that the Proxy Statement and any amendment or supplement thereto, with respect to the information pertaining to it or Seller Bank at the date of mailing to its stockholders and the date of the Stockholder Meetings to be held in connection with the sale of Seller Bank Stock, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except as to information regarding Purchaser as to which no representation or covenant is being made).  Purchaser shall supply such information as is reasonably requested by Douglass for use in the preparation of the Proxy Statement.  Purchaser represents and covenants that information regarding Purchaser, that Purchaser provides to Douglass for inclusion in the Proxy Statement, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the date of mailing of the Proxy Statement.

Section 8.03  Regulatory Approvals.

Each of Douglass and Purchaser will cooperate with the other and use all reasonable efforts to promptly prepare and file all necessary documentation to obtain the Regulatory Approvals.  Douglass and Purchaser will furnish each other and each other’s counsel with all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Douglass or Purchaser to any Bank Regulator or governmental body in connection with the sale of Seller Bank Stock and the other transactions contemplated by this Agreement.  Each party acknowledges that time is of the essence in connection with the preparation and filing of the documentation referred to above, and shall file the regulatory applications or notices with the FRB and KBC within 30 days from the date of this Agreement.  Douglass shall have the right to review all characterizations of the information relating to Douglass and any of Douglass’ Subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body.  In addition, Douglass and Purchaser shall each furnish to the other a copy of each publicly available portion of such filing made in connection with the transactions contemplated by this Agreement with any governmental body promptly after its filing.

ARTICLE IX.

CLOSING CONDITIONS

Section 9.01  Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)  Stockholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved by the vote of the stockholders of Douglass by the vote of a majority of the shares entitled to vote at a meeting of stockholders.

(b)  Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c)  Regulatory Approvals.  All required Regulatory Approvals shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired; and no such Regulatory Approval shall include any condition or requirement, that would, in the judgment of the Board of Directors of Purchaser, have a Material Adverse Effect on (x) Douglass and the Seller Subsidiaries taken as a whole or (y) Purchaser and the Purchaser Subsidiaries taken as a whole.

Section 9.02   Conditions to the Obligations of Purchaser under this Agreement.

The obligations of Purchaser under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.02 at or prior to the Closing Date:

(a)  Representations and Warranties.  Each of the representations and warranties of Sellers set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and each representation or warranty that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made at the Closing Date (except to the extent such representations and warranties speak as of an earlier date), and Douglass and Seller Bank shall each have delivered to Purchaser a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Douglass and Seller Bank as of the Closing Date.

(b)  Agreements and Covenants.  Douglass and Seller Bank each shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of Douglass and Seller Bank by the Chief Executive Officer and Chief Financial Officer of each of Douglass and Seller Bank to such effect dated as of the Closing Date.

(c)  Good Standing.  Purchaser shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the good standing or corporate existence, as applicable, of Douglass and Seller Bank.

(d)  Third Party Consents.  Douglass and Seller Bank shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 8.03) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Douglass or Seller Bank is a party or is otherwise bound.

(e)  Legal Opinion.  Douglass shall have caused to be delivered to Purchaser an opinion, dated the Closing Date, from the law firm of McDowell Rice Smith & Buchanan, P.C., counsel to Douglass, concerning the following matters:

(i)  Douglass is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, and Seller Bank is a national bank duly organized and in existence under the laws of the United States of America;

(ii)  Douglass and Seller Bank have the power and authority to carry on their respective businesses as presently conducted and to consummate the transactions contemplated by this Agreement;

(iii)  this Agreement has been duly authorized and approved by Douglass and Seller Bank, executed and delivered by Douglass and Seller Bank;

(iv)  all corporate acts, other proceedings required to be taken by or on the part of Douglass, and the necessary approvals, consents, authorizations or notifications required to be taken to consummate the transactions contemplated by this Agreement, have been properly taken or obtained; neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, with or without the giving of notice or the lapse of time, or both, will (i) violate any provision of the certificate of incorporation, charter or bylaws of Douglass or Seller Bank, as the case may be; or (ii) violate, conflict with, result in the material breach or termination of, constitute a material default under, or accelerate the performance required by any indenture, mortgage, deed of trust, or other agreement or instrument to which Douglass or Seller Bank are a party or by which it or any of their properties or assets may be bound and of which such counsel is aware, or violate any statute, rule or regulation applicable to Douglass or Seller Bank; no consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body, other than as specifically contemplated by this Agreement is required for the consummation by Douglass or Seller Bank of the transactions contemplated by this Agreement;

(v)  except for such vote as may be required by Sections 8.01, 8.02 and 9.01(a) of this Agreement, no vote of Douglass’s shareholders is required to approve the sale of Seller Bank Stock by Douglass to Purchaser;

(vi)  to counsel’s knowledge, there are no actions, suits, proceedings or investigations pending or threatened that challenge the validity or legality  of the transaction contemplated by the Agreement or which seek or threaten to restrain, enjoin or prohibit or to obtain substantial damages in connection with the consummation of such transaction;

(vii)  Douglass’ shareholders are not entitled to dissenters’ rights of appraisal as a result of the sale of Seller Bank Stock;

(viii)  All of Seller Bank’s issued and outstanding shares have been duly authorized, validly issued and are not assessable.

(f)  Other Documents.  Douglass and Seller Bank will furnish Purchaser with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.02 or as are customary for transactions of the type provided for herein as Purchaser may reasonably request.

(g)  Settlement of Litigation.  All outstanding litigation set forth in Disclosure Letter 3.14 shall have been settled to Purchaser’s satisfaction.

(h)  Legal Proceedings.  No suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to obtain substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which Purchaser determines in good faith following consultation with its counsel, that it is inadvisable to proceed with the sale of Seller Bank Stock.

(i)  Convertible Subordinated Debenture and Douglass Promissory Notes.  The lenders under each of the Convertible Subordinated Debenture and Promissory Notes with National Community Investment Fund and Minbanc Capital Corp shall have agreed to forego any claims against Seller Bank or Purchaser under the respective instruments.

(j)  Delivery of Certificates.  Sellers shall have delivered to Purchaser the certificates for all outstanding shares of Seller Bank Stock in a form satisfactory to Purchaser.

Section 9.03  Conditions to the Obligations of Sellers under this Agreement.

The obligations of Sellers under this Agreement shall be further subject to the satisfaction of the conditions set forth in Section 9.03 at or prior to the Closing Date:

(a)  Representations and Warranties.  Each of the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and each representation or warranty that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made at the Closing Date (except to the extent such representations and warranties speak as of an earlier date),  and Purchaser shall have delivered to Sellers a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Purchaser as of the Closing Date.

(b)  Agreements and Covenants.  Purchaser shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and Sellers shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and Chief Financial Officer of Purchaser to such effect dated as of the Closing Date.

(c)  Payment of Consideration.  Purchaser shall have delivered the Consideration on or before the Closing Date.

(d)  Good Standing.  Douglass shall have received a certificate (such certificate to be dated as of a day as close as practicable to the Closing Date) from the appropriate authority as to the good standing or corporate existence, as applicable of Purchaser.

(e)  Other Documents.  Purchaser will furnish Sellers with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.03 or as are customary for transaction of the type provided for herein as Sellers may reasonably request.

ARTICLE X.

THE CLOSING

Section 10.01  Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, NW, Suite 400, Washington, DC 20015, at 10:00 a.m., or at such other place or time upon which Purchaser and Sellers mutually agree.  A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, NW, Suite 400, Washington, DC 20015,, at 10:00 a.m. on the day prior to the Closing Date.

Section 10.02  Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Purchaser and Sellers the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof.  At or prior to the Closing, Purchaser shall deliver the Consideration as set forth under Section 9.03(c) hereof.

ARTICLE XI.

TERMINATION, AMENDMENT AND WAIVER

Section 11.01   Termination.

This Agreement may be terminated prior to the Closing Date:

(a)  At any time by the mutual written agreement of Purchaser on the one hand and Douglass and Fannie Mae on the other hand;

(b)  By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement (subject to the standard set forth in Section 9.02(a) or 9.03(a), as applicable) on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

(c)  By either party (provided, that the terminating party is not then in breach of any representation, or warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply in any material respect with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

(d)  At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Purchaser on the one hand and Douglass and Fannie Mae on the other hand; provided, that no party may terminate this Agreement pursuant to this Section 11.01(d) if the failure of the Closing to have occurred on or before said date was due to such party’s willful breach of any representation or warranty or material breach of any covenant or other agreement contained in this Agreement;

(e)  By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the sale and such order, decree, ruling or other action shall have become final and unappealable;

(f)  By either party, if Stockholder Approval shall not have been obtained at Douglass Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(g)  By Sellers in accordance with the terms and subject to the conditions of Section 7.07(b); or

(h)  By Purchaser if prior to obtaining Stockholder Approval (i) a Seller Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of Douglass fails to publicly reaffirm its adoption and recommendation of this Agreement, or the other transactions contemplated by this Agreement within ten business days of receipt of a written request by Purchaser to provide such reaffirmation following an Acquisition Proposal.

Section 11.02  Effect of Termination.

(a)  In the event of termination of this Agreement pursuant to any provision of Section 11.01, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.02, 12.01, 12.06, 12.09, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b)  If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i)  Except as provided below, whether or not the sale of Seller Bank Stock is completed, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii)  In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall be liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii)  As a condition of Purchaser’s willingness, and in order to induce Purchaser to enter into this Agreement, and to reimburse Purchaser for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Douglass hereby agrees to pay Purchaser, and Purchaser shall be entitled to payment of, a fee of $85,000 (the “Seller Fee”), within three business days after written demand for payment is made by Purchaser, following the occurrence of any of the events set forth below:

(A)  This Agreement is terminated pursuant to Sections 11.01(g) or 11.01(h); or

(B)  The entering into a definitive agreement by Douglass relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Douglass within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Purchaser pursuant to Section 11.01(b) or 11.01(c) because of a willful breach by Douglass or Seller Bank; or (ii) the failure of the stockholders of Douglass to approve this Agreement after the occurrence of an Acquisition Proposal.

(iv)  If demand for payment of the Seller Fee is made pursuant to Section 11.02(b)(iii) and payment is timely made, then Purchaser will not have any other rights or claims against Douglass or the Seller Subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Seller Fee under Section 11.02(b)(iii) will constitute the sole and exclusive remedy of Purchaser against Douglass and Seller Bank and their respective officers and directors.

Section 11.03  Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Closing Date, the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Douglass, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Consideration to be delivered to Douglass’ stockholders pursuant to this Agreement except for such changes in consideration as is set forth in the Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII.

MISCELLANEOUS

Section 12.01  Confidentiality.

Except as specifically set forth herein, Purchaser and Douglass mutually agree to be bound by the terms of the confidentiality agreements dated October 4, 2006 (the “Confidentiality Agreements”) previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference.  The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement. Douglass acknowledges that Purchaser is a third party beneficiary of any and all confidentiality agreements entered into by Douglass in the past six (6) months similar to the confidentiality agreement between the parties hereto.

Section 12.02  Public Announcements.

Sellers and Purchaser shall cooperate in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Douglass nor Purchaser shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

Section 12.03  Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Closing Date, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Closing Date.

Section 12.04  Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to Purchaser, to:	Michael R. Sharp President and Chief Executive Officer First Guaranty Bancshares, Inc. First Guaranty Bank 400 E. Thomas Street Hammond, Louisiana 70401 Fax: (985) 419-1345
With required copies to:	Alan Schick, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, NW, Suite 400 Washington, DC 20015 Fax: (202) 362-2902
If to Douglass, to:	Douglass Bancorp, Inc. 1314 North 5th Street Kansas City, Kansas 66101 Fax: ( )
With required copies to:	Phillip A. Kusnetzky, Esq. McDowell Rice Smith & Buchanan, P.C. 605 West 47th Street Suite 350 Kansas City, Missouri 64112
If to Fannie Mae:	Fannie Mae 3900 Wisconsin Avenue, NW Mailstop 8H-306 Washington, DC 20016-2892 Attention: Jeffery Hayward

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three business days after being delivered to the U.S. mail, postage prepaid; or (c) one business day after being delivered to the overnight courier.

Section 12.05  Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as specifically provided in this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.06  Complete Agreement.

This Agreement, including the Exhibits hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, together with the Confidentiality Agreements referred to in Section 12.01, contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings (other, than the Confidentiality Agreements referred to in Section 12.01 hereof) between the parties, both written and oral, with respect to its subject matter.

Section 12.07  Counterparts.

This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

Section 12.08  Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 12.09  Governing Law.

This Agreement shall be governed by the laws of the State of Louisiana, without giving effect to its principles of conflicts of laws.

Section 12.10  Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.01(a)” would be part of “Section 5.01” and references to “Section 5.01” would also refer to material contained in the subsection described as “Section 5.01(a)”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

Section 12.11  Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions without the necessity of posting bond other securities to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, Purchaser and Sellers have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

First Guaranty Bancshares, Inc.

By: /s/Michael R. Sharp
      Michael R. Sharp
      President and Chief Executive Officer

Number of Shares owned of                                               Douglass Bancorp, Inc.
Douglass National Bank
9,600 Common Stock                                                               By:  /s/Thomas J. Rhone
                                    Thomas J. Rhone
                                        Chairman of Board of Directors

                                 Douglass National Bank

By: /s/Leonard Graham
       Leonard Graham
       Vice Chairman of Board of Directors

                                Fannie Mae

450 shares of Common Stock
507 shares of Preferred Stock                                                  By:  /s/Jeffery Hayward
                                    Jeffery Hayward
                                    Senior Vice President